Exhibit 10(vv)

SETTLEMENT AGREEMENT AND RELEASE

This settlement Agreement and release (the “AGREEMENT”), is entered into between Churchill Downs Incorporated (“CHURCHILL”) and American Alternative Insurance Corporation (“AAIC”), Commonwealth Insurance Company (“Commonwealth”) and Westchester Surplus Lines Insurance Company (“WESTCHESTER”) (collectively, the “EXCESS INSURERS”) on March 10, 2008.

WHEREAS, EXCESS INSURERS issued to CHURCHILL respective policies of excess insurance for the period of December 31, 2004 to March 1, 2006 (hereinafter the “POLICIES”) as follows:

Insurer	Policy No.	Participation
AAIC	78-A2-XP-0000007-00	33.33%
COMMONWEALTH	US 5444	33.33%
WESTCHESTER	D35906575 001	33.33%

WHEREAS, On or about August 29, 2005, CHURCHILL’s Fair Grounds Race Course in New Orleans, Louisiana, and eleven Off Track Betting facilities in southeastern Louisiana that it operated, suffered loss and damage as a result of Hurricane Katrina with resulting property damage and loss including, but not limited to, buildings, structures, machinery, equipment, fixtures, business interruption / time element, extra expense (including but not limited to wagering, betting, slots, video poker, Simulcasting, etc.), facility costs, Purse contributions, future slots facility, Off Track Betting facilities, and all other expenses and costs (hereinafter the “LOSS”);

WHEREAS, CHURCHILL has submitted a claim (the “CLAIM”) for the LOSS under the POLICIES to the EXCESS INSURERS;

WHEREAS, EXCESS INSURERS, through GAB Robins North America, Inc., adjusted the CLAIM, reserved all rights under the POLICIES and by law, and advised CHURCHILL that certain portions of the CLAIM did not appear to be compensable under the POLICIES;

WHEREAS, prior to the date of this Agreement, the primary insurer for CHURCHILL paid its policy limits, on an unallocated basis, in the amount of Twenty-Five Million Dollars ($25,000,000.00) (the “PRIMARY PAYMENT”), and;

WHEREAS, by this AGREEMENT, the Parties herein intend to adopt a full and final release and settlement of any and all demands for money under the POLICIES or otherwise claimed by CHURCHILL against EXCESS INSURERS in connection with any and all damages and losses arising from the LOSS and the CLAIM under the POLICIES for EXCESS INSURERS’ separate, respective participation share of a total amount of Seventeen Million Two Hundred Thousand Dollars ($17,200,000.00) (the “SETTLEMENT PAYMENT”);

NOW, THEREFORE, in consideration of the SETTLEMENT PAYMENT and other good and valuable consideration, the sufficiency and adequacy of which is acknowledged, the parties to this AGREEMENT agree as follows:

1. Within twenty-one (21) days after this AGREEMENT is fully executed by CHURCHILL, EXCESS INSURERS shall pay their separate, respective participation share of the SETTLEMENT PAYMENT of Seventeen Million Two Hundred Thousand Dollars ($17,200,000.00) (as listed below in this paragraph) to CHURCHILL on an unallocated basis in full and final settlement of the LOSS and CLAIM. Payment of the SETTLEMENT PAYMENT shall fully satisfy the obligations of EXCESS INSURERS to CHURCHILL under the POLICIES with respect to the LOSS and CLAIM.

Insurer	Participation	SETTLEMENT PAYMENT
AAIC	33.33%	$5,733,333.33
COMMONWEALTH	33.33%	$5,733,333.33
WESTCHESTER	33.33%	$5,733,333.33

EXCESS INSURERS’ payment obligations, as noted above, shall be separate and individual, and not joint or several with any other settling insurer for the CLAIM. In no event shall an EXCESS INSURER be responsible for any amount owed by any of the other settling insurer(s) for the CLAIM.

2. Upon receipt of an EXCESS INSURER’S respective participation share of the SETTLEMENT PAYMENT, CHURCHILL hereby releases and forever discharges that paying EXCESS INSURER, their affiliates, officers, directors and employees from and against any and all actions, causes of actions, claims, suits, reimbursements, obligations, costs, expenses, debts, judgments, liabilities, damages and demands of any kind, whether matured or un-matured, whether at law or in equity, whether before a local, state, or federal court or state or federal administrative agency, arbitration or commission, and whether now known or unknown, foreseen or unforeseen, liquidated or unliquidated, whether under the POLICIES or otherwise, that CHURCHILL now has or may have had, or hereafter claim to have, on behalf of itself, or any other person or entity arising out of the Loss or Claim, including, but not limited to, those which arise out of or are related in any way to:

a)	the LOSS or CLAIM;

b)	demands for money or damages of any nature – including, but not limited to, damages sustained directly, indirectly or otherwise for the LOSS or CLAIM; and

c)

any claim or cause of action for compensatory, punitive, statutory or extra-contractual damages arising out of or related to the POLICIES and/or CLAIM and actual or alleged insurance coverage for the LOSS based upon i) any alleged violation of the duty of good faith and fair dealing by a paying EXCESS INSURER or its agents; or, ii) any allegation of bad faith conduct by a paying EXCESS INSURER or its agents, or, iii) any allegations that a paying EXCESS INSURER or its agents committed any unfair claims practices; or, iv) any allegation that a paying EXCESS INSURER or its agents violated any applicable deceptive trade practices act; or, v) any allegation that a paying EXCESS INSURER or its agents violated any applicable insurance code, vi) or any allegation that an EXCESS INSURER violated and/or failed to comply with Louisiana R.S. 22:658 or Louisiana R.S. 22:1220 or vii) any allegation that a paying EXCESS INSURER or its agents committed any other improper act or omission in connection with the investigation, handling, adjustment or settlement arising from the CLAIM and/or LOSS or, vii) any claims for attorney’s fees, costs or expenses.

d)

Any present or future claims for: consequential loss and/or damage of any kind, contingent loss and/or damage of any kind, loss to improvements and betterments, damage to real, personal or business property, damage to property of others, loss of stock or contents, business income loss, soft costs loss, delay in opening loss, multiple occurrences, claim preparation fees, extra expense, litigation expense, expense to reduce loss, sue and labor expense, lost opportunity expense, whether presently known or unknown, asserted or unasserted, whether sounding in tort or in contract, or arising under any statute, insurance or administrative regulation of any jurisdiction with respect to any and all past, present or future claims, of any type whatsoever that could have been alleged or claimed for as part of the LOSS.

3. It is agreed that as respects each paying EXCESS INSURER this AGREEMENT shall be effective as a bar to all matters and claims released herein, notwithstanding the discovery or existence of any additional or different facts or claims. CHURCHILL acknowledges that this AGREEMENT covers not only facts and/or claims which arise out of or are related in any way to the matters released herein which are presently known, but also to any further facts and/or claims which arise out of or in any way are related to the matters released herein that are not now known or anticipated but which may later develop or be discovered, including all unanticipated effects or consequences thereof.

4. CHURCHILL represents and warrants that it is the sole and unconditional owner of all claims, rights, actions, causes of action and any and all other entitlements which are the subject of this AGREEMENT, and that (a) CHURCHILL has not assigned, pledged, hypothecated, contracted or otherwise divested or encumbered all or any part of any of same and (b) that no other person or entity (of any kind) has any interest in any of these claims, rights, actions, causes of action or other entitlements which are the subject of this AGREEMENT. CHURCHILL further represents and warrants that it has taken all necessary corporate, legislative, legal or other action to duly approve the making and performance of this AGREEMENT and that no further action or approval is necessary.

5. CHURCHILL agrees to defend, indemnify and hold harmless each paying EXCESS INSURER against any such assigned, pledged, hypothecated, contracted, divested or encumbered claim, right, cause of action or other entitlement that is the subject of this AGREEMENT and against any claim from any party or entity (of any kind) seeking all or any portion of the proceeds to be paid by each EXCESS INSURER as contemplated by this settlement, or under the POLICIES.

CHURCHILL also agrees to defend, indemnify and hold harmless each paying EXCESS INSURER against any claim seeking all or a portion of the proceeds to be paid by EXCESS INSURERS as contemplated by this settlement or under the POLICIES, if such claim is based on the grounds that the entity (of any kind) making the claim is a named insured, additional insured, other insured, mortgagee, lien holder or loss payee under the POLICIES and such entity asserts that such status entitles it to receive all or a portion of the proceeds to be paid or claimed to be owed by EXCESS INSURERS as contemplated by this settlement or under the POLICIES.

CHURCHILL represents and warrants that no mortgagee or lien holder has any rights with respect to any of the payments made hereunder.

6. The parties to this AGREEMENT shall use their best efforts to keep the terms and conditions of this AGREEMENT (including the SETTLEMENT AMOUNT) confidential, except (1) for auditors, tax, legal, mortgage lending purposes, or in applications for insurance, (2) for reinsurers, (3) as may be required by any law, regulation, or legal, judicial, or administrative process or proceeding, including applicable requirements for public disclosure and otherwise of the Securities and Exchange Commission or state securities regulatory bodies, and (4) in any action relating to this AGREEMENT. Any such disclosures to an entity or individual outside of the parties shall only be made after informing that individual or entity of the confidential nature of the information or document disclosed and requesting that such individual or entity maintain the confidentiality of such information or document. Except as provided in this paragraph, neither EXCESS INSURERS nor CHURCHILL shall disclose the terms, conditions or payment to any person without the consent of the other party.

7. EXCESS INSURERS and CHURCHILL agree that this AGREEMENT and payment of the SETTLEMENT PAYMENT by an EXCESS INSURER cannot and shall not be used as precedent for or an admission of coverage (or non-coverage) or liability (or non-liability) under the POLICIES for any other claim, dispute or controversy or any other policy of insurance issued by EXCESS INSURERS and does not affect in any way the obligations, rights and defenses of EXCESS INSURERS under the POLICIES or any other policy of insurance issued by EXCESS INSURERS, except that it releases the CLAIM described herein, and CHURCHILL acknowledges that there has not been any allocation of the SETTLEMENT AMOUNT to any particular portion of the CLAIM.

8. EXCESS INSURERS and CHURCHILL acknowledge that the SETTLEMENT PAYMENT is made as a business accommodation and compromise of the CLAIM between the EXCESS INSURERS and CHURCHILL and that neither EXCESS INSURERS nor CHURCHILL waive, amend or alter any of their respective rights or defenses available under the POLICIES or by law or the terms, conditions, limitations, requirements, exclusions, provisions, deductible(s), sub-limits, choice of law provisions, or anything whatsoever in the POLICIES, all of which are expressly reserved and unchanged.

9. For purposes of this AGREEMENT, CHURCHILL, as referenced in this AGREEMENT, shall include CHURCHILL as well as its predecessors, successors, assigns,

subsidiaries, affiliates, agents, parents, directors, officers, employees and attorneys and their respective successors, predecessors, affiliates, predecessors, assigns, agents and representatives.

10. The wording of this AGREEMENT was negotiated and accepted by CHURCHILL and EXCESS INSURERS prior to the AGREEMENT being executed, each having had the opportunity for legal counsel regarding the terms and conditions.

11. This AGREEMENT shall be governed by and interpreted under the laws of New York.

12. This AGREEMENT can be executed in counterparts by EXCESS INSURERS and CHURCHILL and shall have the same effect and import as if the AGREEMENT were executed in toto by all parties in the same document.

13. If any section of this AGREEMENT shall for any reason be or become invalid or unenforceable, it shall not affect the remaining provisions of this AGREEMENT which shall remain in full force and effect.

IN WITNESS WHEREOF and in AGREEMENT herewith, CHURCHILL has caused this Release and Settlement Agreement to be executed on its behalf, in favor of EXCESS INSURERS, as of the date first written above.

On behalf of

Churchill Downs Incorporated

By: /s/ Michael W. Anderson
Name: Michael W. Anderson
Position: Vice President, Corporate Finance & Treasurer

Sworn to before me this

12th Day of March 2008

/s/ Kim Tobin

Notary Public

On behalf of
American Alternative Insurance Corporation

By: /s/ Thomas J. Toth

Name: Thomas J. Toth

Position: Vice President—Property Claims

Sworn to before me this
13th Day of March 2008

/s/ Lauren M. Lupica
Notary Public

On behalf of
Commonwealth Insurance Company

By: /s/ Jonathan L. Murray

Name: Jonathan L. Murray, FCIP, CRM

Position: Assistant Vice President, Claims Division

Sworn to before me this
11th Day of March 2008

/s/ Gregory J. Tucker, Esq.
Notary Public

On behalf of

Westchester Surplus Lines Insurance Company

/s/ Marilyn Roberts

Name: Marilyn Roberts

Position: Chief Claims Specialist

Sworn to before me this
13th Day of March 2008

/s/ Marsha T. Wallace
Notary Public